Exhibit (a)(1)(A)

April 14, 2011

BY E-MAIL AND FEDEX

CEDE & Co

The Depository Trust Company

(As holder of the global note evidencing

the 7.0% Convertible Notes due

2023 of AirTran Holdings, Inc.)

PO Box 20

Bowling Green Station

New York, NY 10004

Re:	7.0% Convertible Notes due 2023 Notice of Merger; Notice of Fundamental Change

Ladies and Gentlemen:

Reference is made to that certain Indenture, dated as of May 7, 2003 (the “Indenture”), by and between AirTran Holdings, Inc., a Nevada corporation, as issuer (the “Company” or “AirTran”), AirTran Airways, Inc., a Delaware corporation, as guarantor (“Airways”), and Wilmington Trust Company, as trustee (the “Trustee”), pursuant to which the Company’s 7.0% Convertible Notes due 2023 (the “Notes”) were issued. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

On September 26, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southwest Airlines Co., a Texas corporation (“Southwest”), and Guadalupe Holdings Corp., a Nevada corporation and wholly owned subsidiary of Southwest (“Merger Sub”).

Pursuant and subject to the Merger Agreement, Merger Sub will merge with and into AirTran (the “Merger”) with AirTran surviving the Merger and becoming a wholly owned subsidiary of Southwest. As soon as practicable after the closing of the Merger (the “Merger Closing”), AirTran expects that Southwest will cause (a) AirTran to merge with and into AirTran Holdings, LLC, a wholly owned limited liability company subsidiary of Southwest (“LLC Sub 1”), such that LLC Sub 1 survives such merger as a wholly owned subsidiary of Southwest (the “Post-Closing Merger 1”), then, as soon as practicable after Post-Closing Merger 1 becomes effective, (b) LLC Sub 1 to merge with Perdernales Debt Sub, LLC, a wholly owned limited liability company subsidiary of Southwest (“LLC Sub 2”) and Perdenales Asset Sub, LLC, a wholly owned limited liability company subsidiary of LLC Sub 2 (“LLC Sub 3”), in a multiple-survivor merger, such that LLC Sub 2 survives such merger as a wholly owned subsidiary of Southwest, LLC Sub 1 survives such merger as a wholly owned subsidiary of LLC Sub 2, and Airways remains a wholly owned subsidiary of LLC Sub 1 (the “Post-Closing Merger 2”), and then, as soon as practicable after Post-Closing Merger 2 becomes effective, (c) LLC Sub 2 to merge with and into Southwest, such that Southwest survives such merger (the “Post-Closing Merger 3”).

The Merger is subject to the satisfaction of certain customary conditions, including regulatory approval. On March 23, 2011, at a special meeting, the Company’s stockholders approved the Merger Agreement. AirTran expects that, to the extent required by the Notes, the Indenture, or applicable law, additional information regarding

Post-Closing Merger 2, Post-Closing Merger 3, and Post-Closing Merger 3 will be furnished to the Holders by Southwest or a direct or indirect subsidiary of Southwest.

Pursuant to the terms of the Merger Agreement, if the Merger is completed, holders of AirTran common stock, par value $.001 per share (the “AirTran Common Stock”), will receive 0.321 shares (which exchange ratio may be adjusted as discussed below) of Southwest common stock, par value $1.00 per share (the “Southwest Common Stock”), and $3.75 in cash, without interest, for each share of AirTran Common Stock that they own. If the average closing price of Southwest Common Stock for the 20 consecutive trading day period ending on (and including) the third trading day prior to the closing date of the Merger (the “Southwest Average Share Price”) is greater than $12.46, then the exchange ratio will be adjusted to equal $4.00 divided by the Southwest Average Share Price, rounded to the nearest thousandth. If the Southwest Average Share Price is less than $10.90, then, subject to the next sentence, the exchange ratio will be adjusted to equal $3.50 divided by the Southwest Average Share Price, rounded to the nearest thousandth. If the Southwest Average Share Price is less than $10.90, Southwest must deliver, at its election, an additional amount of cash, an additional number (or fraction) of shares of Southwest Common Stock, or a combination of both, such that, after giving effect to such election, the aggregate value of the Merger consideration per share of AirTran Common Stock is equal to $7.25. The exchange ratio adjustment mechanism provides at least $7.25 in value and up to $7.75 in value (based on the Southwest Average Share Price) per share of AirTran Common Stock (the “Merger Consideration”).

Holders of Common Stock in the Merger will be entitled to exchange their stock for the merger consideration after the Effective Time (as defined in the Merger Agreement) of the Merger pursuant to the terms and conditions to be set forth in a letter of transmittal to be distributed by Wells Fargo Bank, National Association, as Exchange Agent for Southwest promptly after the Effective Time of the Merger.

Notice of Convertibility of the Notes

In accordance with Article 14 of the Indenture, notice is hereby given that an event specified in Section 14.01(b)(ii) and Section 14.10(c) will occur upon the consummation of the Merger. Accordingly, solely for the purposes of providing notice under the Indenture, the Company currently anticipates that the Merger Closing will occur on May 2, 2011 (the “Anticipated Effective Date”). The Company is unable to give any assurances as to the actual date on which the Merger will become effective, if at all, because the Merger remains subject to regulatory approval and other closing conditions.

In addition, solely for the purposes of providing notice under the Indenture, the Company currently anticipates that the effective date of Post-Closing Merger 1 will be May 2, 2011, and the effective date of Post-Closing Merger 2 and Post-Closing Merger 3 will be May 3, 2011. The Company is unable to give any assurances as to the actual date on which Post-Closing Merger 1, Post-Closing Merger 2, and Post-Closing Merger 3 will become effective, if at all, because the Merger remains subject to regulatory approval and other closing conditions, and the Company does not expect Post-Closing Merger 1, Post-Closing Merger 2, or Post-Closing Merger 3 to become effective if the Merger Closing does not occur.

Pursuant to Article 14 of the Indenture, Holders may surrender Notes for conversion at any time during the period (the “Conversion Period”) that:

•	begins on, and includes, April 17, 2011, the business day that is closest to the fifteenth 15th calendar day prior to the Anticipated Effective Date as announced by the Company in this Notice; and

•	ends on, and includes, Wednesday, May 18, 2011, the fifteenth (15th) calendar day after the consummation of the post-Closing Merger 3.

The Anticipated Effective Date has been publicly announced, and has been posted on AirTran’s web site at least two Business Days prior to the commencement of the Conversion Period.

The Conversion Rate in effect on April 14, 2011 is 89.9281 shares of AirTran Common Stock per $1,000 principal amount of Notes.

Holders should be aware that Article 14 of the Indenture governs the conversion procedure for Notes surrendered for conversion. For Notes surrendered prior to the Merger Closing, settlement for such surrendered Notes will occur, if the Merger Closing occurs, on the third Trading Day immediately following the date of determination of the Applicable Stock Price pursuant to the Indenture. The Holders of such Notes surrendered for conversion will, upon settlement, receive the same Merger Consideration that a holder of shares of AirTran Common Stock received in respect of each share of AirTran Common Stock in connection with the Merger Closing.

Holders who surrender Notes for conversion in connection with the Merger where the Merger Closing does not occur will not be entitled to, nor will such Holders be entitled to any part of the proposed Merger Consideration. If the Merger is terminated or abandoned, settlement for Notes previously surrendered for conversion will occur on the third Business Day following the date on which the Merger is terminated or abandoned.

Conversion Procedures

A Holder may convert a portion of a Note, but only if that portion is an integral multiple of $1,000 in principal amount.

The Company will pay any documentary, stamp or similar issue or transfer tax or duties, if any, relating to the issuance or delivery of shares of securities upon conversion of a Note. However, a Holder that converts a Note must pay any such tax or duty that is due because such securities or other consideration are issued in a name other than such Holder’s name.

The Trustee has informed us that, as of the date of this notice, The Depository Trust Company (“DTC”) is the sole registered Holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. To convert a beneficial interest in a Note that is a Global Security, the Holder must, in addition to complying with any other rules and procedures of DTC:

(1) cause there to be completed and delivered an appropriate instruction form for conversion, in accordance with the rules and procedures of DTC;

(2) cause there to be delivered to the Conversion Agent, through the facilities of DTC, in accordance with the rules and procedures of DTC, the interest in the Global Security to be converted;

(3) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture (see “Interest Payments” below); and

(4) pay any tax or duty if required pursuant to the Indenture.

Interest Payments

Except as provided in the Notes or in Article 14 of the Indenture, no payment or adjustment will be made for accrued and unpaid interest on a converted Note or for dividends on any AirTran Common Stock or Southwest Common Stock issued on or prior to conversion. If a Holder surrenders a Note for conversion after 5:00 p.m. New York City time (the “Close of Business”) on the Record Date for the payment of an installment of interest and prior to 9:00 a.m. New York City time (the “Open of Business”) on the related Interest Payment Date, then, notwithstanding such conversion, the interest payable with respect to such Note on such Interest Payment Date will be paid, on such Interest Payment Date, to the Holder of record of such Note at the Close of Business on such Record Date. However, if a Holder surrenders Notes for conversion during the period from the Close of Business on any Record Date for the payment of an installment of interest and prior to the Open of Business on the immediately following Interest Payment Date, then the surrendering Holder must pay to the Conversion Agent, upon surrender of the Notes, an amount equal to the interest payable on such Interest Payment Date on the portion of the Notes being converted; provided that no payment is necessary if the Company has specified a Fundamental Change Repurchase Date that is after the Close of Business on the Record Date and on or prior to the Open of Business on the next Interest Payment Date, or for any overdue interest existing, if any, at the time of conversion.

The Notes bear interest at an annual rate of 7.00%, payable semi-annually in arrears, computed on the basis of a 360-day year of twelve 30-day months. The interest payment dates for the Notes are July 1 and January 1 of each year, and the corresponding record dates are the immediately preceding June 15 and December 15, respectively.

Conversion Date

The Conversion Date, as set forth in the Indenture, is the date on which the Holder delivers to the Conversion Agent (1) a duly signed and completed conversion notice, as attached hereto, (2) the surrendered Note, (3) appropriate endorsements and transfer documents, as required by the Conversion Agent, (4) payment of any tax or duty applicable in respect of any transfer involving the issue or delivery of AirTran Common Stock or the Merger Consideration in the name of a Person other than the Holder, and (5) if required, pay funds equal to the interest payable on the next interest payment date.

If Merger Consummated, Company Obligation to Offer Repurchase Option to All Holders

If the Merger is completed, then, in accordance with the Indenture, the Company also will mail a Fundamental Change Notice to the Holders of the Notes. This Fundamental Change Notice will set forth the information required by Article 3 of the Indenture, including but not limited to, the date of the Merger Closing, a description of the procedure which a Note Holder must follow to exercise such redemption right, and the Fundamental Change Redemption Date and Fundamental Change Repurchase Price, as defined below.

Each Holder of Notes shall have the right, at such Holder’s option, to require the successor to AirTran, which we refer to as the Company for purposes of this paragraph, to repurchase all of such Holder’s Notes (or portions thereof that are integral multiples of $1,000 in principal amount), on a date which shall be thirty (30) days after the date the Fundamental Change Notice is mailed in accordance with the Indenture (or the next applicable Business Day) (the “Fundamental Change Redemption Date”). Upon the satisfaction of the requirements of Article 3 of the Indenture, the Holder’s repurchase option shall require the Company to repurchase all of such Holder’s Notes at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Notes (or portions thereof) to be so repurchased, plus accrued and unpaid interest, if any (the “Fundamental Change Repurchase Price”), but excluding the Fundamental Change Redemption Date.

Notice of Supplemental Indenture

Pursuant to Article 14 of the Indenture, the Company is notifying Holders of its 7.00% Convertible Notes due 2023 that upon the Merger Closing, Southwest intends to enter into a supplemental indenture on or about the date of the Merger Closing, which will affect the rights of Holders of the Notes. Note Holders will be notified of the entry by Southwest into any supplemental indentures within twenty (20) days after the entry into such agreement. The supplemental indenture will be entered into by Southwest pursuant to Articles 3, 10, 11 and 14 of the Indenture, which permit the Company, or its successor, to enter into indentures supplemental to the Indenture, without the consent of the Holders, for the purpose of complying with certain terms of the Indenture, including, but not limited to, a Fundamental Change. Pursuant to the terms of such supplemental indenture, the provisions of the Indenture relating to the right of Holders of the Notes to cause the Company to repurchase the Notes following a Fundamental Change will be modified to make such provisions apply to Southwest and the common stock issued by Southwest (in lieu of the Company and the common stock of the Company), and such supplemental indenture will provide that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon the Merger by a holder of a number of shares of common stock of the Company issuable upon conversion of the Notes immediately prior to Merger (with appropriate adjustments). This notice is intended to satisfy the notification requirements pursuant to the Indenture with respect to such supplemental indenture.

The Conversion Agent

Wilmington Trust Company, the Trustee under the Indenture, is acting as Conversion Agent. Its contact information follows:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attn: Corporate Capital Markets

Facsimile: 302-636-4145

Please refer to the Indenture for a more complete description of the convertibility of the Notes, the consideration due upon conversion and when such consideration must be paid by the Company, and the optional redemption of the Notes by Holders following completion of the Merger.

AirTran Contact

If you have any questions, please contact Arne G. Haak, Chief Financial Officer, Senior Vice President – Finance, Investor Relations (407) 318-5187.

Very truly yours,

AIRTRAN HOLDINGS, INC.

By:	/s/ Arne G. Haak
Name:	Arne G. Haak
Title:	Senior Vice President-Finance and Chief Financial Officer

CONVERSION NOTICE

TO:	AIRTRAN HOLDINGS, INC.
WILMINGTON TRUST COMPANY

The undersigned registered owner [beneficial holder]* of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into shares of Common Stock of AirTran Holdings, Inc. in accordance with the terms of the Indenture referred to in this Note, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest, including contingent interest, if any, accompanies this Note.

Dated:

Name of Holder or underlying
participant of Depository

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

*	Insert for Global Note.

Fill in the registration of shares of Common Stock if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)

Please print name and address

Principal amount to be converted (if less than all):

$

Social Security or Other Taxpayer Identification Number

OPTION TO ELECT REDEMPTION

UPON A FUNDAMENTAL CHANGE

TO:	AIRTRAN HOLDINGS, INC.
WILMINGTON TRUST COMPANY

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from AirTran Holdings, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to redeem the entire principal amount of this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note at the price of 100% of such entire principal amount or portion thereof, together with accrued interest to, but excluding, the Fundamental Change Redemption Date, to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Principal amount to be repaid (if less than all):

Social Security or Other Taxpayer Identification Number